EQUITY RESIDENTIAL PROPERTIES TRUST
                 EVANS WITHYCOMBE RESIDENTIAL, INC.

                        ARTICLES OF MERGER


     EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust ("EQR"), and EVANS WITHYCOMBE RESIDENTIAL, INC., a Maryland corporation ("EWR"), certify to the State Department of Assessments and Taxation of Maryland:

          THE MERGER. EQR and EWR agree to merge in the manner hereinafter set forth. Subject to the acceptance for record of these Articles of Merger ("Articles") by the State Department of Assessments and Taxation of Maryland (the "Department") and the occurrence of the Effective Time (as defined below), EWR shall be merged with and into EQR in accordance with Sections 3-101 ET SEQ. and 8-501.1 of the Corporations and Associations Article (the "Maryland Code") of the Annotated Code of Maryland, and the separate existence of EWR shall thereupon cease (the "Merger").

     1. FORMATION. EQR and EWR are formed under Titles 8 and 2 of the Maryland Code, respectively.

     2. PRINCIPAL OFFICES. The principal office of each of EQR and EWR in the State of Maryland is located in Baltimore City.

     3.   OWNERSHIP  OF  LAND  INTERESTS.   EWR  owns no interests in  land
located within the State of Maryland.

     4. DECLARATION OF TRUST. The Second Amended and Restated Declaration of Trust of EQR (the "Declaration"), as amended and restated and as in effect immediately prior to the Effective Time, shall continue in full force and effect until duly amended in accordance with its terms and applicable law.

     5. EFFECTIVE TIME. Provided that prior thereto both parties to these Articles shall not have caused a notice of abandonment to have been given to the Department, the Merger shall be effective at 4:15 p.m. on the date on which the Department accepts these Articles for record (the time at which the Merger becomes effective being herein referred to as the "Effective Time"). In the event that both parties to these Articles shall have caused a notice of abandonment to be given to the Department prior to 4:15 p.m. on the date on which the Department accepts these Articles for record, neither the Effective Time nor the consequences thereof as provided for under these Articles or the Maryland Code shall occur as a result of the filing of these Articles. The date on which the Effective Time occurs is herein referred to as the "Effective Date".

     6. EFFECTS. The Merger shall have the effects specified in Sections 3-114 and 8-501.1(n) of the Maryland Code. At the Effective Time all the properties, rights, privileges, powers and franchises of EWR shall vest in EQR and all debts, liabilities and duties of EWR shall become the debts, liabilities and duties of EQR. If at any time EQR shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm in EQR the title to any property or rights of EQR or EWR or otherwise to carry out the provisions hereof, the persons who are the proper officers, trustees and directors of EQR or EWR immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in EQR and otherwise to carry out the provisions hereof. EQR shall continue to be governed by Title 8 of the Maryland Code.

     7. APPROVAL OF MERGER. The terms and conditions of the Merger were duly advised, authorized and approved by EQR in the manner and by the vote required by Title 8 of the Maryland Code and the Amended and Restated Declaration of Trust of EQR as follows:

          (a) The Board of Trustees of EQR, at a meeting duly called and held, adopted a resolution declaring that the terms and conditions of the Merger described herein were advisable and directing that the proposed transaction be submitted for consideration by the shareholders of EQR.

          (b) The shareholders of EQR entitled to vote on the proposed merger, at a meeting duly called and held, adopted a resolution approving the Merger.

          The terms and conditions of the Merger were duly advised, authorized and approved by EWR in the manner and by the vote required by the laws of the State of Maryland and the charter of EWR as follows:

          (a) The Board of Directors of EWR, at a meeting duly called and held, adopted a resolution declaring that the terms and conditions of the Merger described herein were advisable and directing that the proposed transaction be submitted for consideration by the shareholders of EWR.

          (b) The shareholders of EWR entitled to vote on the proposed merger, at a meeting duly called and held, adopted a resolution approving the Merger.

     The shareholders of EWR are not entitled to any appraisal rights in connection with the Merger.
     8. TRUSTEES. As of the Effective Time, the trustees of EQR and their terms of office shall be as set forth on Exhibit "A" attached hereto. If any of the individuals named in Exhibit "A" are unable to serve as a trustee of EQR at the Effective Time, his successor will be nominated and elected in accordance with the laws of the State of Maryland and the Bylaws of EQR.

     9.   CAPITAL.

          (a) EWR's charter as in effect immediately prior to the Effective Time (the "Charter") authorizes the issuance of 100,000,000 shares of common stock, $.01 par value per share ("EWR Common"), and 10,000,000 shares of preferred stock, $.01 par value per share ("EWR Preferred"). The aggregate par value of all the authorized shares of EWR is $1,100,000.

          (b) EQR's Declaration authorizes the issuance of 300,000,000 shares of beneficial interest, of which 200,000,000 are common shares, $.01 par value par share ("EQR Common"), and 100,000,000 are preferred shares. EQR has established the following series of preferred shares:
     (i) 6,900,000 shares of 9-3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share;
     (ii) 575,000 shares of 9-1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share; (iii) 460,000 shares of 9-1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share; (iv) 805,000 shares of 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share; (v) 4,600,000 shares of Series E Convertible Preferred Shares of Beneficial Interest, par value $.01 per share; (vi) 2,300,000 shares of Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share;
     (vii) 1,265,000 shares of 7-1/4% Series G Convertible Cumulative Preferred Shares of Beneficial Interest, par value $.01 per share

     10. CONVERSION. The manner of converting the shares of EWR shall be as follows:

          (a) Subject to the provisions of Section 11(c) hereof, at the Effective Time, each share of EWR Common outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be converted into 0.5 of a share of EQR Common. There shall be no change in the capital structure of EQR.

          (b) At the Effective Time, each certificate representing outstanding shares of EWR Common will, without any action on the part of the holder thereof, thereafter represent the right to receive,
     without  interest,   the   EQR   Common   as  calculated  pursuant  to
     Section 11(a) above and cash in lieu of fractional shares of the EQR Common in accordance with Section 11(c), upon the surrender of such EWR certificate or certificates.

          (c) Notwithstanding any other provision hereof, no fractional shares of EQR Common shall be issued in connection with the Merger. Instead, each holder of outstanding EWR Common having a fractional interest arising upon the conversion or exchange of such shares in connection with the Merger shall, at the time of surrender of its EWR certificate or certificates, be paid an amount in cash equal to the Closing Price (as hereinafter defined) multiplied by the fraction of a share of EQR Common to which such holder would otherwise be entitled. In the event that any one holder holds more than one certificate representing EWR Common, the shares represented by all such certificates surrendered together for conversion or exchange shall be aggregated and one new certificate representing EQR Common shall be issued in respect of such certificates representing EWR Common, insofar as is necessary to reduce the number of fractional interests in respect of EQR Common which would otherwise arise. No such holder shall be entitled to dividends or other distributions, voting rights or any other shareholder rights in respect of any fractional share. For purposes of this Section 11(c), "Closing Price" shall mean the unweighted average closing price of a share of EQR Common (as reported in the New York Stock Exchange, Inc. Composite Tape) for the five (5) Trading Days immediately preceding the Effective Date, and "Trading Day" shall mean any day on which EQR Common is traded on the New York Stock Exchange and reported on its Composite Tape.

          (d) At the Effective Time, each outstanding option to purchase EWR Common (a "EWR Stock Option" or collectively "EWR Stock Options") shall terminate and shall be of no further force or effect.

          (e) The 1994 Stock Incentive Plan of EWR and the Non-Employee Directors Stock Plan of EWR shall each terminate effective as of the Effective Time.

          (f) Each outstanding share of EWR Common which was subject to any risk of forfeiture immediately prior to the Effective Time shall, by virtue of the Merger, become fully vested immediately prior to the Merger, and shall no longer be subject to any risk of forfeiture.

     11.  EXCHANGE OF CERTIFICATES.

          (a) As of the Effective Time, EQR shall deposit, or shall cause to be deposited, with an exchange agent selected by EQR (the "Exchange Agent"), for the benefit of the holders of certificates representing EWR Common (the "EWR Certificates"), for exchange in accordance with this Section 11, certificates representing the EQR Common (the "EQR Certificates") to be issued pursuant to this Section 11.

          (b) Promptly after the Effective Time, EQR shall cause the Exchange Agent to mail to each holder of record of EWR Common a letter of transmittal which shall specify (i) that delivery shall be effected, and risk of loss and title to EWR Certificates shall pass, only upon delivery of such EWR Certificates to the Exchange Agent, and shall be in such form and have such other provisions as EQR may reasonably specify, and (ii) instructions for use in effecting the surrender of such EWR Certificates in exchange for EQR Certificates and cash in lieu of fractional shares of EQR Common. Upon surrender of one or more EWR Certificates for cancellation to the Exchange Agent, duly executed and completed in accordance with the instructions thereto, together with such letter of transmittal, the holder of such EWR Certificates so surrendered shall be entitled to receive in exchange therefor (x) an EQR Certificate representing the number of whole shares of EQR Common and (y) a check representing the amount of cash in lieu of fractional shares of EQR Common, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of Section 11(c) in respect of the one or more EWR Certificates surrendered, after giving effect to any required withholding tax, and the one or more EWR Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares of EQR Common and unpaid dividends and distributions, if any, payable to holders of EWR Certificates. In the event of a transfer of ownership of EWR Common which is not registered in the transfer records of EWR, an EQR Certificate evidencing the proper number of EQR Common, together with a check for the cash to be paid in lieu of any fractional shares of EQR Common, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to Section 11(c) in respect of the EWR Certificate so surrendered, after giving effect to any required withholding tax, may be issued to such a transferee if the EWR Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. All EWR Certificates so surrendered will be cancelled forthwith. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of EWR Common for any EQR Common or dividends or other distributions thereon, or cash in lieu of any fractional EQR Common, delivered to a public official pursuant to applicable escheat law.

          (c) Notwithstanding any other provisions of these Articles, no dividends or other distributions on EQR Common shall be paid with respect to any EWR Common represented by an EWR Certificate until such EWR Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such EWR Certificate, there shall be paid to the holder of the EQR Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of EQR Common and not paid, less the amount of any withholding taxes which may be required thereon, and
     (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of EQR Common, less the amount of any withholding taxes which may be required thereon.
          (d) At and after the Effective Time, there shall be no transfers on the share transfer books of EWR of the EWR Common which was outstanding immediately prior to the Effective Time. If, after the Effective Time, EWR Certificates are presented to EQR, they shall be cancelled and exchanged for certificates evidencing EQR Common and cash in lieu of fractional EQR Common, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to these Articles in accordance with the procedures set forth in this
     Section 11.

          (e) Any portion of the EQR Certificates made available to the Exchange Agent pursuant to Section 11(a) which remains unclaimed by the holders of EWR Common for one hundred twenty (120) days after the Effective Time shall be delivered to EQR, upon demand of EQR, and any former shareholders of EWR who have not theretofore complied with this
     Section 11 shall look only to EQR for payment of their shares of EQR Common, cash in lieu of fractional shares and unpaid dividends and distributions on the EQR Common deliverable in respect of each share of EWR Common such shareholder holds as determined pursuant to these Articles, in each case, without any interest thereon.

          (f) None of EWR, EQR, the Exchange Agent or any other person shall be liable to any former holder of EWR Common for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any EWR Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by EQR, the posting by such person of a bond in such reasonable amount as EQR may direct as indemnity against any claim that may be made against it with respect to such EWR Certificate, the Exchange Agent or EQR will issue in exchange for such lost, stolen or destroyed EWR Certificate the EQR Common and cash in lieu of fractional EQR Common, and unpaid dividends and distributions on EQR Common as provided in Section 11(c), deliverable in respect thereof pursuant to these Articles.

     12. AMENDMENT. The parties hereto may amend, modify or supplement these Articles in whole or in part and in such manner as may be agreed upon by them in writing at any time before or after the approval of the Merger by the parties' shareholders as contemplated hereby; provided, however, that after any such shareholder approval, any such amendment will be subject to further approval of such shareholders if such further approval is required under the Declaration or Bylaws of EQR, or the Charter or Bylaws of EWR, as the case may be, or under applicable law.

     13. WAIVER. Any term or provision of these Articles (other than any matter which cannot under applicable law be waived) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of these Articles, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of these Articles.

     14. NOTICE. Any notice or other communication required or permitted under these Articles shall be given, and shall be effective, in accordance with the provisions of the Merger Agreement.

     15. GOVERNING LAW. These Articles shall be governed by and construed in accordance with the laws of the State of Maryland.

     16.  COUNTERPARTS.    These  Articles  may  be  executed  in  multiple
counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

     17. ABANDONMENT. The Merger may be abandoned before the Effective Time by majority vote of the entire board of trustees of EQR and board of directors of EWR.

     IN  WITNESS  WHEREOF, these Articles have been signed on this 23rd day
of  December,  1997  by   the Executive Vice President of  EQR  and  the
Chairman and CEO of EWR, and each of the undersigned acknowledges these Articles to be the act of the entity on whose behalf he or she has signed, and as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his or her knowledge, information, and belief, the matters and facts are true in all material respects and such statement is made under the penalties for perjury.


EQUITY RESIDENTIAL PROPERTIES      EVANS WITHYCOMBE RESIDENTIAL,
TRUST                              INC.


By: /s/ Bruce Strohm                By: /s/ Stephen O. Evans
    Bruce C. Strohm                     Stephen O. Evans
    Executive Vice President	           Chairman and CEO



Attest: /s/ Mariann Demkovich       Attest: /s/ Paul R. Fannin
        Mariann Demkovich                   Paul R. Fannin
        Assistant Secretary                 Secretary

                             EXHIBIT A

                    TRUSTEES OF SURVIVING TRUST


TRUSTEE                                                 TERM EXPIRES
Samuel Zell                                             1999
Douglas Crocker II                                      1998
Sheli Z. Rosenberg                                      1998
Gerald A. Spector                                       1998
James D. Harper, Jr.                                    1998
Errol R. Halperin                                       1999
Barry S. Sternlicht                                     2000
John W. Alexander                                       1999
B. Joseph White                                         2000
Henry H. Goldberg                                       1999
Jeffrey M. Lynford                                      2000
Edward Lowenthal                                        2000
Stephen O. Evans                                        2000